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                              ARTICLES OF AMENDMENT

                           CERTIFICATE OF DESIGNATIONS
                   SERIES A CUMULATIVE VOTING PREFERRED STOCK
                                       OF
                            FBL FINANCIAL GROUP, INC.

Pursuant to Section 490.602 of the Iowa Code (1995)
RESOLVED, that pursuant to the authority vested in the Board of Directors of FBL Financial Group, Inc. (the "Company") in accordance with the provisions of its Restated Articles of Incorporation, a series of Preferred Stock of the Company, be and hereby is, authorized to be issued with voting powers, designations, preferences, and other special rights, qualifications, limitations and restrictions as follows:

     1.   DESIGNATION AND AMOUNT; RESTRICTED TRANSFER ISSUE.

          (a) The shares of this series of Preferred Stock shall be designated as Series A Cumulative Voting Preferred Stock with no par value (hereinafter referred to as "Series A Preferred Stock") and the number of shares constituting this series shall be five million (5,000,000).

          (b) Shares of Series A Preferred Stock shall be initially issued only to a Farm Bureau organization as defined in Section 9 hereof. In the event any shares of Series A Preferred Stock shall, as a result of any transfer or otherwise, cease to be beneficially owned, directly or indirectly by a Farm Bureau organization, the shares of Series A Preferred Stock ceasing to be so owned shall immediately and without any further action by the Company or the holder thereof, become subject to redemption by the Company, at the option of the Company, pursuant to Section 5 hereof. Certificates representing shares of Series A Preferred Stock shall be legended to reflect such right of redemption.

     2.   DIVIDENDS AND DISTRIBUTIONS.

          (a) Subject to the provision for adjustment hereinafter set forth, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, cumulative cash dividends ("Series A Dividends") in an amount per share equal to One Dollar ($1.00) per share per annum, payable quarterly, one-fourth on the last day of March, June, September and December (each a "Dividend Payment Date"), to holders of record at the start of business on such Dividend Payment Date.
               In the event that any Dividend Payment Date shall fall on any day other than a business day, the dividend payment due on such Dividend Payment Date shall be paid on the business day immediately preceding such Dividend Payment Date. Series A Dividends shall begin to


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               accrue on outstanding shares of Series A Preferred Stock from the date of issuance of such shares of Series A Preferred Stock. Series A Dividends shall accrue on a daily basis whether the Company shall have earnings or surplus at the time. Series A Dividends accrued for any period less than a full quarterly period shall be computed on the basis of a 360-day year of 30-day months. Accrued but unpaid Series A Dividends shall cumulate as of the Dividend Payment Date on which they first become payable, but no interest shall accrue on accumulated but unpaid Series A Dividends.

          (b) So long as any Series A Preferred Stock shall be outstanding, no dividend shall be declared or paid or set apart for payment on any other series of stock ranking on a parity with the Series A Preferred Stock as to dividends, unless there shall also be or have been declared or paid or set apart for payment on the Series A Preferred Stock, dividends for all dividend payment periods of the Series A Preferred Stock ending on or before the dividend payment date of such parity stock, ratably in proportion to the respective amounts of dividends accumulated and unpaid through such dividend payment period of the Series A Preferred Stock and accumulated and unpaid or payable on such parity stock through the dividend payment period on such parity stock next preceding such dividend payment date. In the event that full cumulative dividends on the Series A Preferred Stock have not been declared and paid or set apart for payment when due, the Company shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption or other retirement of, any other class of stock or series thereof of the Company ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of the Company, junior to the Series A Preferred Stock until full cumulative dividends on the Series A Preferred Stock shall have been declared and paid or set apart for payment; PROVIDED, HOWEVER, that the foregoing shall not apply to (i) any dividend payable solely in any shares of stock ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of the Company, junior to the Series A Preferred Stock, or (ii) the acquisition of shares of any stock ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of the Company, junior to the Series A Preferred Stock either (A) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Company or any subsidiary of the Company heretofore or hereafter adopted or (B) in exchange solely for shares of any other stock ranking junior to the Series A Preferred Stock.

     3. VOTING RIGHTS. The holders of the shares of Series A Preferred Stock shall have the following voting rights:

          (a) The holders of Series A Preferred Stock shall, if the holder is a Farm Bureau organization as defined in Section 9 hereof, be entitled to vote on all matters



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               submitted to a vote of the holders of Class A Common Stock of the
               Company, voting together with the holders of Class A Common Stock as one class. Each share of the Series A Preferred Stock shall be entitled to one vote, adjusted as provided in Section 7 hereof. Notwithstanding the preceding provisions of this paragraph 3(a), the voting rights of the Series A Preferred Stock specified in this paragraph 3(a) shall terminate automatically in the event such Series A Preferred Stock shall cease to be beneficially owned directly or indirectly, by a Farm Bureau organization as defined in Section 9 hereof, with respect to the shares ceasing to be so owned.

          (b) Except as otherwise required by the Iowa Business Corporation Act or set forth herein, holders of Series A Preferred Stock shall have no special voting rights as a separate voting group and their consent shall not be required (except to the extent they are entitled to vote with holders of Class A Common Stock as set forth herein) for the taking of any corporate action; PROVIDED, HOWEVER, that the vote of at least a majority of the outstanding shares of Series A Preferred Stock, voting as a separate voting group, shall be necessary to adopt any alteration, amendment or repeal of any provision of the Restated Articles of Incorporation of the Company, as amended, or this Resolution (including any such alteration, amendment or repeal effected by any merger or consolidation in which the Company is the surviving or resulting corporation) if such amendment, alteration or repeal would alter or change the powers, preferences or special rights of the shares of Series A Preferred Stock so as to affect them adversely.

     4.   LIQUIDATION, DISSOLUTION OR WINDING-UP.

          (a) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Company which remain after the debts or obligations of the Company have been paid and which are available for payment to stockholders and subject to the rights of the holders of stock of the Company ranking senior to or on a parity with the Series A Preferred Stock in respect of distributions upon liquidation, dissolution or winding-up of the Company, before any amount shall be paid or distributed among the holders of Common Stock or any other shares ranking junior to the Series A Preferred Stock in respect of distributions upon liquidation, dissolution or winding-up of the Company, liquidating distributions in cash in the amount of Twenty Dollars ($20.00) per share, plus an amount in cash equal to all accrued and unpaid dividends thereon to the date fixed for distribution. If upon any liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Series A Preferred Stock and any other stock ranking as to any such distribution on a parity with the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock and such other stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount to which


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               they are entitled as provided by the foregoing provisions of this paragraph 4(a), the holders of shares of Series A Preferred Stock shall not be entitled to any further right or claim to any of the remaining assets of the Company.

          (b) Neither the merger or consolidation of the Company with or into any other corporation, nor the merger or consolidation of any other corporation with or into the Company, nor the sale, transfer, exchange or lease of all or any portion of the assets of the Company, shall be deemed to be a dissolution, liquidation or winding-up of the affairs of the Company for purposes of this
               Section 4, but the holders of Series A Preferred Stock shall nevertheless be entitled in the event of any such merger or consolidation to the rights provided by Section 6 hereof.

          (c) Written notice of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable to holders of Series A Preferred Stock in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, mailed not less than twenty (20) days prior to any payment date stated therein, to the holders of shares of Series A Preferred Stock at the address shown on the books of the Company or any transfer agent for the Series A Preferred Stock.

     5.   REDEMPTION AT THE OPTION OF THE COMPANY.

          (a) Any shares of Series A Preferred Stock ceasing to be beneficially owned, directly or indirectly, by a Farm Bureau organization, shall be redeemable, in whole or in part, out of funds legally available therefor, at the option of the Company at any time after the date they ceased to be so owned by a Farm Bureau organization, at the price of Twenty Dollars ($20.00) per share plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption (the "Redemption Price").

          (b) Unless otherwise required by law, notice of redemption will be sent to the holders of Series A Preferred Stock at the address shown on the books of the Company or any transfer agent for the Series A Preferred Stock by first class mail, postage prepaid, mailed not less than twenty (20) days nor more than sixty (60) days prior to the redemption date. Each such notice shall state:
               (i) the redemption date; (ii) the total number of shares of the Series A Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption Price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Upon the date fixed for redemption, the Company shall set aside cash funds having a value equal to the aggregate Redemption Price for the shares of Series A Preferred Stock to be redeemed. Payment of the Redemption Price shall be


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               made by the Company within five (5) days after the date fixed for redemption upon surrender of the certificates evidencing the shares of Series A Preferred Stock so redeemed, properly endorsed or assigned for transfer.

          (c) From and after the date fixed for redemption, and provided the Company shall have set aside funds sufficient to redeem the shares, dividends on shares of Series A Preferred Stock called for redemption will cease to accrue, such shares will no longer be deemed to be outstanding and all rights in respect of such shares of the Company shall cease, except the right to receive the Redemption Price therefor, without interest, upon surrender to the Company of the certificates evidencing such shares, properly endorsed or assigned for transfer. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Company shall redeem a portion of the shares of each holder which is not a Farm Bureau organization determined pro rata based on the number of shares held by each such holder.

     6.   CONSOLIDATION, MERGER, ETC.

          (a) In the event that the Company shall consummate any consolidation or merger or similar transaction, however named, pursuant to which the outstanding shares of Class A Common Stock are by operation of law exchanged solely for or changed, reclassified or converted solely into stock of any successor or resulting company (including the Company), and, if applicable, for a cash payment in lieu of fractional shares, if any, the shares of Series A Preferred Stock shall be assumed by and shall become preferred stock of such successor or resulting company, having in respect of such company insofar as possible the same powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series A Preferred Stock had immediately prior to such transaction. The rights of the Series A Preferred Stock as preferred stock of such successor or resulting company shall successively be subject to adjustments pursuant to Section 7 hereto after any such transaction as nearly equivalent to the adjustments provided for by such section prior to such transaction. The Company shall not consummate any such merger, consolidation or similar transaction unless all then outstanding shares of the Series A Preferred Stock shall be assumed and authorized by the successor or resulting company as aforesaid.

          (b) In the event the Company shall enter into any agreement providing for any consolidation or merger or similar transaction described in paragraph (a) of this Section 6, then the Company shall as soon as practicable thereafter (and in any event at least ten
               (10) business days before consummation of such transaction) give notice of such agreement and the material terms thereof to each holder of Series A Preferred Stock and each such holder shall have the right to elect, by written notice to the Company, to receive, upon consummation of such transaction (if and when such transaction is consummated), from the Company


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               or the successor of the Company, in redemption and retirement of such Series A Preferred Stock, a cash payment equal to the amount payable in respect of shares of Series A Preferred Stock at the Redemption Price. No such notice of redemption shall be effective unless given to the Company prior to the close of business on the fifth business day prior to consummation of such transaction, unless the Company or the successor of the Company shall waive such prior notice, but any notice of redemption so given prior to such time may be withdrawn by notice of withdrawal given to the Company prior to the close of business on the fifth business day prior to consummation of such transaction.

     7.   ANTI-DILUTION VOTING ADJUSTMENTS.

          (a) In the event the Company shall, at any time or from time to time while any of the shares of the Series A Preferred Stock are outstanding, (i) pay any dividend or make a distribution in respect of the Class A Common Stock in shares of Class A Common Stock, (ii) subdivide the outstanding shares of Class A Common Stock, or (iii) combine the outstanding shares of Class A Common Stock into a smaller number of shares, in each case whether by reclassification of shares, recapitalization of the Company (including a recapitalization effected by a merger or consolidation to which Section 6 hereof does not apply) or otherwise, the voting rights of a share of Series A Preferred Stock in effect immediately prior to such action shall be adjusted by multiplying such voting right by a fraction, the numerator of which is the number of shares of Class A Common Stock outstanding immediately before such event and the denominator of which is the number of shares of Class A Common Stock outstanding immediately after such event. An adjustment made pursuant to this paragraph 7(a) shall be given effect, upon declaration of such a dividend or distribution, as of the record date for the determination of shareholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

          (b) Notwithstanding any other provisions of this Section 7, the Company shall not be required to make any adjustment of the voting rights of Series A Preferred Stock unless such adjustment would require an increase or decrease of at least one percent (1%) in the voting rights. Any lesser adjustment shall be carried forward and shall be made no later than the time of, and together with, the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least one percent (1%) in the voting rights.

          (c) If the Company shall make any dividend or distribution of the Class A Common Stock or issue any Class A Common Stock, other capital stock or other security of the Company or any rights or warrants to purchase or acquire any such security, which transaction does not result in an adjustment to the voting rights


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               pursuant to the foregoing provisions of this Section 7, the Board of Directors of the Company shall consider whether such action is of such a nature that an adjustment to the voting rights should equitably be made in respect of such transaction. If in such case the Board of Directors of the Company determines that an adjustment to the voting rights should be made, an adjustment shall be made effective as of such date, as determined by the Board of Directors of the Company. The determination of the Board of Directors of the Company as to whether an adjustment to the voting rights of the Series A Preferred Stock should be made pursuant to the foregoing provisions of this paragraph 7(c), and, if so, as to what adjustment should be made and when, shall be final and binding on the Company and all stockholders of the Company.

          (d) Whenever an adjustment to the voting rights of the Series A Preferred Stock is required pursuant to this Resolution, the Company shall forthwith place on file with the transfer agent for the Class A Common Stock and the Series A Preferred Stock if there be one, and with the Secretary of the Company, a statement signed by two officers of the Company stating the voting rights (as appropriately adjusted), of the Series A Preferred Stock. Such statement shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment. Promptly after each adjustment to the voting rights of the Series A Preferred Stock, the Company shall mail a notice thereof to each holder of shares of the Series A Preferred Stock.

     8.   RANKING; RETIREMENT OF SHARES.

          (a) The Series A Preferred Stock shall rank senior to the Class A Common Stock and the Class B Common Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding-up of the Company, and, unless otherwise provided in the Restated Articles of Incorporation of the Company, or a Certificate of Designations relating to any other series of preferred stock of the Company, the Series A Preferred Stock shall rank on a parity with all other series of the Company's Preferred Stock, as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding-up.

          (b) Any shares of Series A Preferred Stock acquired by the Company by reason of the redemption of such shares as provided by this Resolution, or otherwise so acquired, shall be retired as shares of Series A Preferred Stock and restored to the status of authorized but unissued shares of preferred stock of the Company, undesignated as to series, and may thereafter be reissued as part of a new series of such preferred stock as permitted by law.

     9.   DEFINITION OF FARM BUREAU ORGANIZATION.

     For purposes of this Resolution, "Farm Bureau organization" shall mean (i) the American Farm Bureau Federation, an Illinois not for profit corporation formed to


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     promote agriculture and to correlate and strengthen various state Farm
     Bureau federations, county Farm Bureau organizations and any other state organizations controlled by or under common control with any such federation or organization; and (ii) the state Farm Bureau federations, the county Farm Bureau organizations, and all corporations, partnerships, and other entities controlled by or under common control with the American Farm Bureau Federation, any state Farm Bureau federation, or any county Farm Bureau organization, or entity authorized by the American Farm Bureau to use the trade-names, "Farm Bureau" or "FB" in its name or operations.

     10.  MISCELLANEOUS.

          (a) All notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) business days after the mailing thereof if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Resolution) with postage prepaid, addressed: (i) if to the Company, to its office at 5400 University Avenue, West Des Moines, Iowa 50266 (Attention: Secretary) or other agent of the Company designated as permitted by this Resolution, or (ii) if to any holder of the Series A Preferred Stock or Class A Common Stock, as the case may be, to such holder at the address of such holder as listed in the stock record books of the Company (which may include the records of any transfer agent for the Series A Preferred Stock or Class A Common Stock, as the case may
               be), or (iii) to such other address as the Company or any such holder, as the case may be, shall have designated by notice similarly given.

          (b) The term "Class A Common Stock" as used in this Resolution means the Company's no par value Class A Common Stock, as the same exists at the date of filing of a Certificate of Designations relating to the Series A Preferred Stock, or any other class of stock resulting from successive changes or reclassifications of such Class A Common Stock consisting solely of changes in par value, or from par value to no par value or from no par value to par value.

          (c) The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such


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               tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

          (d) Unless otherwise provided in the Restated Articles of Incorporation of the Company, all payments in the form of dividends, distributions on voluntary or involuntary dissolution, liquidation or winding-up or otherwise made upon the shares of Series A Preferred Stock and any other stock ranking on a parity with the Series A Preferred Stock with respect to such dividend or distribution shall be made pro rata, so that amounts paid per share on the Series A Preferred Stock and such other stock shall in all cases bear to each other the same ratio that the required dividends, distributions or payments, as the case may be, then payable per share on the shares of the Series A Preferred Stock and such other stock bear to each other.

          (e) The Company may (but shall not be required to) appoint, and from time to time discharge and change, a transfer agent for the Series A Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Company shall send notice thereof by first-class mail, postage prepaid, to each holder of record of Series A Preferred Stock.

FURTHER RESOLVED, that the Chairman of the Board, the Chief Executive Officer, any Vice President, the Secretary, or the Treasurer of the Company be, and hereby is, authorized for and on behalf of the Company, to perform any and all acts and execute any and all documents necessary or advisable to effectuate the foregoing Resolution.

          3.   The date of adoption of the amendment was April 29, 1996.

          4. The amendment was duly adopted and approved by the board of directors without shareholder approval, pursuant to Section 1002 of the Iowa Business Corporation Act.

          5. This document is effective at the time of filing on the date of filing as evidenced by the endorsement of the Iowa Secretary of State.

                                        FBL FINANCIAL GROUP, INC.


                                        By /s/ Stephen M. Morain
                                          --------------------------------------
                                          Stephen M. Morain,
                                          Senior Vice President
                                          and General Counsel


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